Optionee:_______________________                       Date:____________________

                                 SPACEDEV, INC.
                        INCENTIVE STOCK OPTION AGREEMENT

SpaceDev, Inc. (the "Company"), pursuant to its 1999 Stock Option Plan (the "Plan") has this day granted to the undersiged optionee, an option to purchase shares of the common stock of the Company ("Common Stock") as described herein. This option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). This option is subject to all of the terms and conditions as set forth herein and on Attachment I hereto, which is incorporated herein in its entirety.

               Number of Shares Subject to Option: ______________

VESTING SCHEDULE:
Number of Shares (installment)               Date of Earliest Exercise (vesting)
______________________________               _____________________________
______________________________               _____________________________
______________________________               _____________________________
______________________________               _____________________________
______________________________               _____________________________
______________________________               _____________________________
______________________________               _____________________________
______________________________               _____________________________

Exercise Price Per Share:_______________1   Expiration Date:________________2

SpaceDev, Inc.


By:______________________________           Optionee:_____________________
Duly authorized on behalf of the Board
Of Directors                                Address:______________________
                                                    ______________________
OPTIONEE:
1. Acknowledges receipt of the option as described herein and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and
2. Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of the following agreements only:


None___________                     Other___________________________________
(Initial)

1 Not less than the fair market value of the Common Stock on the date of grant of this option.

2  Less than then (10) years from the date of grant of this option.

                                  ATTACHMENT I

                         TERMS OF INCENTIVE STOCK OPTION


         The grant hereunder is in connection with and in furtherance of the Company's compensatory benefit plan for participation of the Company's employees (including officers) and is intended to comply with the provisions of Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

         The details of your option are as follows:

1. The total number of shares of Common Stock subject to this option is set forth on the first page of the Incentive Stock Option Agreement. Subject to the limitations contained herein, this option shall be exercisable with respect to each installment indicated in the Vesting Schedule on the first page of the Incentive Stock Option Agreement on or after the date of vesting applicable to such installment.

2. a. The Exercise Price of this option is set forth on the first page of the Incentive Stock Option Agreement and is not less than the fair market value of the Common Stock on the date of grant of this option.

         b. Payment of the Exercise Price per share is due in full in cash (including bank check) upon exercise of all or any part of each installment which has become exercisable by you; provided, however, that if at the time of exercise the Company's Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment of the exercise price, to the extent permitted by applicable statutes and regulations, may be made by delivery of already-owned shares of Common Stock, or a combination of cash and already-owned Common Stock. Such Common Stock (i) shall be valued at its fair market value on the date of exercise, (ii) if originally acquired from the Company, must have been owned by you for at least six (6) months, and (iii) must be owned free and clear of any liens, claims, encumbrances, or security interests. Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or bank check) by the Company prior to the issuance of Common Stock.

3. The minimum number of shares with respect to which this option may be exercised at any time is One Thousand (1,000) except (a) as to an installment subject to exercise, as set forth in paragraph 1, which amounts to fewer than One Thousand (1,000) shares, in which case, as to the exercise of that installment, the number of shares in such installment shall be the minimum number of shares, and (b) with respect to the final exercise of this option, this paragraph 3 shall not apply.

4. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

5. The term of this option commences on the date hereof and, unless sooner terminated as set forth below or in the Plan, terminates on the Expiration Date (which date shall be no more than ten (10) years from the date this option is granted). This option shall terminate prior to the expiration of its terms as follows: three (3) months after the termination of your employment with the Company or an affiliate of the Company (as defined in the Plan) for any reason or for no reason unless:

                  a. such termination of employment is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code), in which event the option shall terminate on the earlier of the termination date set forth above or one (1) year following such termination of employment; or

                  b. such termination is due to your death, in which event the option shall terminate on the earlier of the termination date set forth above or eighteen (18) months after your death; or

                  c. during any part of such three (3) month period the option is not exercisable solely because of the condition set forth in paragraph 4 above, in which event the option shall not terminate until the earlier of the termination date set forth above or until it shall have been exercisable for an aggregate period of three (3) months after the termination of employment; or

                  d. exercise of the option within three (3) months after termination of your employment with the Company or with an affiliate would result in liability under section 16(b) of the Securities and Exchange Act of 1934, in which case the option will terminate on the earlier of the termination date set forth above, the tenth (10th) day after the last date upon which exercise would result in such liability, or six (6) months and ten (10) days after the termination of your employment with the Company or an affiliate.

         However, this option may be exercised following termination of employment only as to that number of shares as to which it was exercisable on the date of termination of employment under the provisions of paragraph 1 of this option.

6. a. This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to subparagraph 5(f) of the Plan.

    b. By exercising this option, you agree that:

                  (i) the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of the exercise of this option; the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or the disposition of shares acquired upon such exercise; and

                  (ii) you will notify the Company in writing within fifteen
                  (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of this option that occurs within two (2) years after the date of this option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of this option.

7. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

8. This option is not an employment contract, and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company.

9. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified herein or at such other address as you hereafter designate by written notice to the Company.

10. This option is subject to all the provisions of the Plan, a copy of which is attached hereto, and its provisions are hereby made a part of this provisions, including without limitation the provisions of paragraph 5 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules, and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.


Attachments:
         1999 Stock Option Plan
         Notice of Exercise

                               NOTICE OF EXERCISE


SpaceDev, Inc.
13855 Stowe Drive
Poway, CA 92064                                     Date of Exercise:___________


To Whom It May Concern:


This constitutes notice under SpaceDev, Inc. (the "Company") stock option granted to me on ______________ (the "Option") that I elect to purchase the number of shares for the price set forth below:


         Type of option (check one)   Incentive ______      Supplemental ______

         Number of shares as to
         which option is exercised:                  _______________________

         Certificates to be issued
         in name of:                                 _______________________

         Social Security Number:                     _______________________

         Total exercise price:                       _______________________

         Cash payment delivered herewith:            _______________________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Company's 1999 Stock Option Plan; (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this Option; and
(iii) if this exercise related to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock issued upon exercise of this Option that occurs within two (2) years after the date of grant of this Option or within one (1) year after such shares of Common Stock are issued upon exercise of this Option.

                                    Sincerely,



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